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                                                                                   Exhibit 12-A
                                                                                   Page 1 of 3

                        Pennsylvania Electric Company and Subsidiary Companies
                                SEC Ratio of Earnings to Fixed Charges
                             Ratio of Earnings to Combined Fixed Charges
                                    and Preferred Stock Dividends
                                          Twelve Months Ended
                                                December 31   December 31    December 31
                                                    1989          1990           1991
      Operating Revenues                          $816 627      $817 923       $865 552

      Operating Expenses                           613 569       615 852        684 709
      Interest Portion of Rentals (A)                5 085         5 412          4 149

        Net Expense                                608 484       610 440        680 560

      Other Income
        AFUDC                                        5 738         5 902          3 396
        Other Income                                11 024        10 029          6 603

          Total other income                        16 762        15 931          9 999

      Earnings Available for Fixed Charges
        and Preferred Stock Dividends
        (excluding income taxes)                  $224 905      $223 414       $194 991

      Fixed Charges
        Interest on Funded indebtedness           $ 41 935      $ 44 370       $ 45 289
        Other interest                               8 738         7 232          6 744
        Interest portion of rentals (A)              5 085         5 412          4 149

          Total fixed charges                     $ 55 758      $ 57 014       $ 56 182

      Ratio of Earnings to Fixed Charges              4.03          3.92           3.47

      Preferred stock dividend requirement        $  8 814      $  8 814       $  6 189

      Ratio of income before provision for
        income taxes to net income (B)               161.9%        153.1%         153.6%

      Preferred stock dividend requirement
        on a pretax basis                         $ 14 268      $ 13 491       $  9 507

      Fixed charges, as above                       55 758        57 014         56 182

      Total fixed charges and preferred
        stock dividends                           $ 70 026      $ 70 505       $ 65 689

      Ratio of Earnings to Combined Fixed
        Charges and Preferred Stock
        Dividends                                     3.21          3.17           2.97

                                                                                   Exhibit 12-A
                                                                                   Page 2 of 3

                        Pennsylvania Electric Company and Subsidiary Companies
                                SEC Ratio of Earnings to Fixed Charges
                             Ratio of Earnings to Combined Fixed Charges
                                    and Preferred Stock Dividends
                                          Twelve Months Ended
                                                                         Actual     Pro Forma
                                            December 31    December 31   March 31   March 31
                                                1992           1993        1994       1994   (C)
      Operating Revenues                      $896 337       $908 280    $924 312   $924 312

      Operating Expenses                       678 478        688 587     708 502    708 502
      Interest Portion of Rentals (A)            3 945          3 406       3 392      3 392

        Net Expense                            674 533        685 181     705 110    705 110

      Other Income
        AFUDC                                    1 651          2 261       2 772      2 772
        Other Income                              (179)        (7 021)      5 505      5 505

      Total other income                         1 472         (4 760)      8 277      8 277

      Earnings Available for Fixed Charges
        and Preferred Stock Dividends
        (excluding income taxes)              $223 276       $218 339    $227 479   $227 479

      Fixed Charges
        Interest on Funded indebtedness       $ 42 615       $ 44 714    $ 45 371   $ 45 371
        Other interest                           6 415          5 255       7 426     18 520
        Interest portion of rentals (A)          3 945          3 406       3 392      3 392

          Total fixed charges                 $ 52 975       $ 53 375    $ 56 189   $ 67 283

      Ratio of Earnings to Fixed Charges          4.21           4.09        4.05       3.38

      Preferred stock dividend requirement    $  5 664       $  4 987    $  4 479   $  4 479

      Ratio of income before provision for
        income taxes to net income (B)           170.7%         172.3%      168.8%     168.4%

      Preferred stock dividend requirement
        on a pretax basis                     $  9 671       $  8 594    $  7 560   $  7 541

      Fixed charges, as above                   52 975         53 375      56 189     67 283

        Total fixed charges and preferred
          stock dividends                     $ 62 646       $ 61 969    $ 63 749   $ 74 824

      Ratio of Earnings to Combined Fixed
        Charges and Preferred Stock
        Dividends                                 3.56           3.52        3.57       3.04

                                                                                   Exhibit 12-A
                                                                                   Page 3 of 3

                        Pennsylvania Electric Company and Subsidiary Companies
                                SEC Ratio of Earnings to Fixed Charges
                             Ratio of Earnings to Combined Fixed Charges
                                    and Preferred Stock Dividends
                                          Twelve Months Ended


      Notes:

        (A) The Company has included the equivalent of the interest portion of all rentals charges to income as fixed charges for this statement and has excluded such components from Operating Expenses.

        (B) Calculated by dividing income before provision for income taxes by income before cumulative effect of accounting change as follows:

                                              December 31  December 31   December 31
                                                  1989         1990          1991

        Inc. before prov. for inc. taxes        $169 147     $166 400      $138 809

        Inc. before cum. effect of
        acctg. change                           $104 488     $108 712      $ 90 361


                                                                         Actual    Pro Forma
                                              December 31  December 31   March 31   March 31
                                                  1992         1993        1994       1994

        Inc. before prov. for inc. taxes      $170 301     $164 964      $171 290   $160 196

        Inc. before cum. effect of
        acctg. change                         $ 99 744     $ 95 728      $101 481   $ 95 153


        (C) Gives effect to the issuance of $125,000,000 aggregate stated liquidation preference of Preferred Securities and the use of the proceeds thereof to purchase the
            Company's Subordinated Debentures at an assumed rate of 8 7/8%.
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